Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Janet Yang
FOR IMMEDIATE RELEASE		Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	EVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Announces Acquisition of

Producing Properties in the Gulf of Mexico

Accretive Expansion of Regional Operatorship

HOUSTON, June 27, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) announced today that it has entered into a purchase and sale agreement with ExxonMobil Corporation ("ExxonMobil") to acquire their interests in and operatorship of oil and gas producing properties in the eastern region of the Gulf of Mexico (“GOM”), offshore Alabama, and related onshore processing facilities for $200 million. Key highlights of the transaction are as follows:

●	Includes working interests in nine GOM offshore producing fields and an onshore treating facility that are immediately adjacent to existing properties owned and operated by W&T

●	Allows for significant synergies, consolidations and cost savings as W&T will become the largest operator in the area

●	Adds net proved reserves of 74 million barrels of oil equivalent (“Boe”) of which 99% are proved developed producing and 22% are liquids as of the effective date

●	Potential to add incremental reserves with little or no capital by consolidating operations and extending field life

●	Produced approximately 19,800 net Boe per day (25% liquids) from the acquired properties in the first quarter of 2019

●	Provides additional upside opportunities from potential future drilling locations and facility modifications

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, "We are pleased with this purchase of producing properties which meets all the criteria we have outlined in the past as necessary to drive increased shareholder value from acquisitions. These low decline assets are highly accretive, free cash flow positive, and adjacent to our current operations thereby providing us the opportunity to recognize increased scale, rationalize operations and capture cost efficiencies to further grow cash flow. In addition, we also have the opportunity for further growth in reserves from potential field life extensions and drilling and facility upgrade opportunities. We believe this acquisition, with its long-life reserves, production and infrastructure, complements our ongoing strategy to recognize value for our shareholders through drill bit success, effective risk and cost management, and joint venture partnership."

The acquisition consists of working interests in nine shallow water producing fields and related operatorship in the Mobile Bay area and will expand W&T’s presence to become the largest operator in the area. The purchase also includes ExxonMobil’s onshore treating facility which, along with the Company’s existing treating facility, will allow for flexibility in processing the produced gas and allow for future consolidation of operations. The total purchase price is $200 million subject to customary post-effective date adjustments. The effective date is January 1, 2019, and the transaction is expected to close on or about August 30, 2019. The acquisition will be funded from W&T's available cash on hand and revolving credit facility.

Total net proved reserves to be acquired are 74 million barrels of oil equivalent, of which 22% are liquids. The vast majority of the reserves are classified as proved developed producing. These reserves were determined by the third-party independent reserve engineering firm, Netherland, Sewell and Associates, Inc., as of the effective date, based on October 15, 2018 NYMEX Henry Hub gas and NYMEX WTI oil prices. For the first quarter of 2019, the average production from the offshore properties being acquired in the Mobile Bay area was approximately 19,800 net Boe per day, of which 25% was liquids.

An investor presentation regarding the transaction has been posted on W&T’s web site, www.wtoffshore.com in the Investor Relations section of the site.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 789,000 gross acres, including approximately 545,000 gross acres on the Gulf of Mexico Shelf and approximately 244,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and other public reports posted on www.sec.gov.

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